EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Second Quarter 2015 Results
Houston, Texas - July 30, 2015 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $60.0 million and $238.7 million for the three and six months ended June 30, 2015, respectively, compared to a net loss of $226.2 million and $296.0 million for the same periods in 2014, respectively.
Significant items for the three and six months ended June 30, 2015 were a loss of $7.7 million and $134.4 million, respectively, compared to a loss of $178.5 million and $216.9 million for the comparable 2014 periods, respectively. Significant items for the three and six months ended June 30, 2015 related to losses on early extinguishment of debt related primarily to the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) in connection with the refinancing of a portion of its credit facilities, derivative gains (losses) due primarily to the termination of certain interest rate derivatives, and development expenses primarily for the fifth and sixth natural gas liquefaction trains (“Trains”) we are developing through SPL at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

General and administrative expense (including affiliate) increased by $10.3 million and $4.9 million for the three and six months ended June 30, 2015, respectively, compared to the corresponding 2014 periods, primarily due to an increase in management fees incurred under certain management service agreements with wholly owned subsidiaries of Cheniere Energy, Inc. (“Cheniere”). SPL is required to pay monthly fees to an affiliate of Cheniere based upon the capital expenditures incurred in the previous month for construction of the first five Trains at the Sabine Pass Liquefaction Project. Operating and maintenance expense (including affiliate) decreased by $12.5 million and increased by $10.6 million for the three and six months ended June 30, 2015, respectively, compared to the corresponding 2014 periods, primarily due to timing of costs incurred in order to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal.

Recent Significant Events

•
In June 2015, SPL made a positive final investment decision and issued a notice to proceed with construction to Bechtel Oil, Gas and Chemicals, Inc. for Train 5 of the Sabine Pass Liquefaction Project.

•
In connection with the commencement of construction on Train 5, SPL entered into four credit facilities totaling $4.6 billion, which replaced its existing credit facilities, to fund a portion of the costs of developing, constructing, and placing into operation Trains 1 through 5 of the Sabine Pass Liquefaction Project.

Sabine Pass Liquefaction Project Update
We continue to make progress on the Sabine Pass Liquefaction Project, which is being developed for up to six Trains, each with an expected nominal production capacity of approximately 4.5 million metric tonnes per annum (“mtpa”) of LNG.
The Trains are in various stages of development:

▪
Construction on Trains 1 and 2 began in August 2012, and as of June 30, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 92.2%, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

▪
Construction on Trains 3 and 4 began in May 2013, and as of June 30, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 69.2%, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

▪
The permitting process for Trains 5 and 6 has been completed. In April 2015, we received U.S. Federal Energy Regulatory Commission (“FERC”) authorization to site, construct, and operate Trains 5 and 6. In June 2015, we received authorization from the U.S. Department of Energy (“DOE”) to export LNG to non-free trade agreement countries.

▪
Construction on Train 5 began on June 30, 2015, and Train 6 is under development. We expect Train 5 to commence operations as early as 2018. We expect to commence construction on Train 6 upon entering into acceptable commercial arrangements and obtaining adequate financing.

Sabine Pass Liquefaction Project Timeline

Target Date
Milestone	Trains 1 - 4	Trains 5 & 6
DOE export authorization	Received	Received
Definitive commercial agreements	Completed 16.0 mtpa	T5: Completed T6: 2015
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.		2.0 mtpa
- Centrica plc		1.75 mtpa
EPC contracts	Completed	T5: Completed T6: 2015
Financing	Completed	T5: Completed T6: 2015
FERC authorization	Completed	Completed
Issue Notice to Proceed	Completed	T5: Completed T6: 2015
Commence operations	2015 - 2017	2018/2019
Distributions to Unitholders
We estimate that the annualized distribution to common unitholders for fiscal year 2015 will be $1.70 per unit.
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of August 3, 2015, and the related general partner distribution on August 14, 2015.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deepwater shipping channel less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 Bcfe, two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. The overall project completion percentage of Trains 1 and 2 is approximately 92.2% as of June 30, 2015. The overall project completion percentage of Trains 3 and 4 is approximately 69.2% as of June 30, 2015. Construction commenced on Train 5 in June 2015. Cheniere Partners has received all regulatory approvals to construct and operate Train 6. Cheniere Partners has entered into six third-party LNG Sale and Purchase Agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.
For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Revenues	$66,490	$66,594	$133,208	$133,043
Revenues—affiliate	1,199	734	2,011	1,506
Total revenues	67,689	67,328	135,219	134,549

Operating costs and expenses
Operating and maintenance expense	9,095	24,232	41,082	33,451
Operating and maintenance expense—affiliate	7,501	4,860	12,274	9,291
Depreciation expense	15,991	14,722	30,870	29,040
Development expense	1,367	3,792	2,518	7,288
Development expense—affiliate	206	242	410	394
General and administrative expense	4,081	4,234	7,596	7,600
General and administrative expense—affiliate	33,472	22,972	55,069	50,125
Total operating costs and expenses	71,713	75,054	149,819	137,189

Loss from operations	(4,024)	(7,726)	(14,600)	(2,640)

Other income (expense)
Interest expense, net	(50,148)	(43,789)	(92,993)	(84,059)
Loss on early extinguishment of debt	(7,281)	(114,335)	(96,273)	(114,335)
Derivative gain (loss), net	1,175	(60,178)	(35,209)	(94,859)
Other income (expense)	235	(196)	356	(64)
Total other expense	(56,019)	(218,498)	(224,119)	(293,317)

Net loss	$(60,043)	$(226,224)	$(238,719)	$(295,957)

Basic and diluted net loss per common unit	$(0.01)	$(0.85)	$(0.62)	$(0.91)

Weighted average number of common units outstanding used for basic and diluted net loss per common unit calculation	57,080	57,079	57,080	57,079

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	June 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$194,914	$248,830
Restricted cash	374,508	195,702
Accounts and interest receivable	410	333
Accounts receivable—affiliate	2,084	3,651
Advances to affiliate	24,783	27,323
LNG inventory	12,462	4,293
Other current assets	15,197	6,388
Total current assets	624,358	486,520

Non-current restricted cash	732,076	544,465
Property, plant and equipment, net	10,511,970	8,978,356
Debt issuance costs, net	292,450	241,909
Non-current derivative assets	426	11,744
Other non-current assets	147,257	124,521
Total assets	$12,308,537	$10,387,515

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$10,527	$8,598
Accrued liabilities	312,292	136,578
Due to affiliates	49,672	18,952
Deferred revenue	26,671	26,655
Deferred revenue—affiliate	708	708
Derivative liabilities	7,839	23,247
Other current liabilities	599	18
Total current liabilities	408,308	214,756

Long-term debt, net	10,993,119	8,991,333
Non-current deferred revenue	11,500	13,500
Other non-current liabilities	1,833	2,452
Other non-current liabilities—affiliate	51,248	34,745

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at June 30, 2015 and December 31, 2014)	377,702	495,597
Class B unitholders’ interest (145.3 million units issued and outstanding at June 30, 2015 and December 31, 2014)	(38,146)	(38,216)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at June 30, 2015 and December 31, 2014)	483,802	648,414
General partner’s interest (2% interest with 6.9 million units issued and outstanding at June 30, 2015 and December 31, 2014)	19,171	24,934
Total partners’ equity	842,529	1,130,729
Total liabilities and partners’ equity	$12,308,537	$10,387,515

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Securities and Exchange Commission.
CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663